Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into, effective June 25, 2012 (the “Effective Date”), by and between JBI, Inc., (the “Company"), and Tony Bogolin (the “Employee”).

ARTICLE I – EMPLOYMENT

1.1     Employment.  The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement.

1.2     Term.  The term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years after the Effective Date, unless this Agreement is terminated as provided for herein.

1.3     Title.  Employee shall be the Chief Operating Officer of the Company.

1.4     Duties.  The Employee shall do and perform all services, acts or things necessary or advisable to manage and supervise the operations of the Company and that are normally associated with the position of Chief Operating Officer of the Company.  The Employee shall report to the Chief Executive Officer.  Employee shall loyally, conscientiously, and professionally perform all of his duties and responsibilities, which may be revised from time to time, as Company deems appropriate or necessary.  At all times during his employment, Employee shall adhere to all rules, policies, and guidelines of Company that are now in effect or as they may be modified by the Company's management, in its sole discretion, from time to time.  While employed by Company, Employee shall not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, firm or organization, whether for compensation or otherwise, unless he has obtained the prior written consent of Company’s Chief Executive Officer.

ARTICLE II – COMPENSATION

2.1     Base Salary.  Company shall pay Employee, and Employee shall accept an annual base salary of $200,000 (Two hundred thousand dollars), payable weekly in 52 equal installments, subject to standard withholding and other deductions required by law.

2.2     Signing Bonus.  On the Effective Date of this Agreement, Employee shall receive Four Hundred Thousand (400,000) options to purchase the Company’s common stock, vesting in equal annual installments beginning one year from the Effective Date for five years as follows.

●     Vesting one (1) year from the Effective Date; 80,000 options to purchase common stock at $1.50 per share

●     Vesting two (2) years from the Effective Date; 80,000 options to purchase common stock at $1.50 per share

●     Vesting three (3) years from the Effective Date; 80,000 options to purchase common stock at $1.50 per share

●     Vesting four (4) years from the Effective Date; 80,000 options to purchase common stock at $1.50 per share

●     Vesting five (5) years from the Effective Date; 80,000 options to purchase common stock at $1.50 per share

●      At the time of exercise, the Employee will have the option to issue payment to the Company for the option price times the number of options being exercised.  For example, if the Employee exercises 80,000 options, Employee would provide cash in the amount of $120,000 to the Company and in turn receive 80,000 shares of JBI Common Stock.

●      Additionally, the Employee can perform a cashless exercise, in which the total number of shares to be issued will be offset by the amount the Employee would be required to remit to the Company.  For example, if 80,000 shares are exercised when the price of the Company’s common stock is $5.00, then the Employee would receive Common Stock in the amount of the options exercised multiplied by the market price less the number of options exercised multiplied by the $1.50 per option (80,000*$5) - (80,000*1.50) = $280,000 of shares of JBI Common Stock (valued at the market price on the date of exercise).

●     The term of the options will be seven (7) years from the date of vesting;

●     All shares, vested and unvested, will immediately vest upon the change in control of the Company other than any change in voting control of the Company resulting from (i) the transfer of the Series A Super Voting Preferred Stock of the Company from Mr. John Bordynuik to any of the other parties signatory to a letter agreement dated May 15, 2012 between Mr. John Bordynuik and the other parties signatory thereto; and (ii) the redemption or purchase of such Series A Super Voting Preferred Stock by the Company.

●     The Company will have a formal stock compensation plan in place within one month of the Effective Date of this agreement under which these options will be formally issued.

2.3     Performance Bonus.  Beginning one year from the Effective Date of this Agreement and annually thereafter while employed, Employee shall receive a performance bonus equal to the Base Salary multiplied by the JBI Share Price divided by $10. For these purposes, the JBI Share Price shall be the weighted average share price in the month prior to the annual bonus date. The bonus shall be payable in JBI stock, with the value of each JBI share equal to the JBI Share Price for the purposes of calculating the number of JBI shares. Employee will have the option to receive up to $100,000 of the Performance Bonus in cash.  Such cash payment will be approved based on the Company’s consolidated cash balances being greater than $5 million at the time of the Performance Bonus payment.

2.4     Employee Benefits.  In addition to the compensation specified above, the Employee shall be entitled to the benefits generally made available by the Company to management employees, including but not limited to health insurance and dental insurance, subject to the terms, conditions, and limitations governing those programs.   Employee’s health and dental insurances will allow for coverage in St. Louis, MO.  If the Company does not have a national health and dental plan in place at the Effective Date, the Company will reimburse the Employee for costs of COBRA.  In addition, Employee shall be provided with a computer and cell phone at company expense.

2.5     Vacation.  Employee shall be entitled to four weeks paid vacation annually during the term of this Agreement.

2.6     Expenses.  The Company shall reimburse Employee for all reasonable expenses incurred by Employee during the Term in the course of performing Employee’s duties under this Agreement and which are sought in accordance with the Company’s reimbursement policies in effect from time to time.

ARTICLE III – TERMINATION OF EMPLOYMENT

3.1     Grounds for Termination.

3.1.1     Termination by the Company.  Employee’s employment with the Company is not at will but may be terminated by the Company either for “Cause” (as defined below), or without Cause.  In either event, Employee’s compensation upon such termination is limited to the compensation expressly provided for in this Agreement.  The Company may terminate Employee’s employment under this Agreement by delivery of written notice to the Employee specifying the nature of the termination and, if applicable, the Cause or Causes relied upon for such termination.  Any such notice of termination shall effect termination as of the date specified in the notice, except as otherwise extended to the last day of any applicable cure period(s) provided below.

3.1.2     Termination for Death or Disability.  Employee’s employment with the Company shall automatically terminate effective upon the date of Employee’s death or Complete Disability as defined in this Agreement; provided, however, that this Section 3.1.2 shall in no way limit the Company’s obligation to provide such reasonable accommodations to the Employee as may be required by law.

3.1.3     Termination by the Employee for Good Reason.  The Employee may terminate his employment under this Agreement at any time upon the giving of adequate notice of termination to the Company as provided below.  If during the Initial Term Employee terminates this Agreement and his employment hereunder for “Good Reason” (as defined below), he shall do so in accordance with the procedures specified in Section 3.3.3 below.  If Employee during or after the Initial Term terminates his employment for any other reason or no reason, he shall provide the Company with at least 30 days written notice.

3.1.4     Termination by Mutual Agreement of the Parties.  The Employee’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties.

3.2     Compensation Upon Termination.

3.2.1     Termination for Cause or Without Good Reason.  If at any time employment is terminated by the Company for Cause, or if at any time Employee terminates his employment hereunder without Good Reason, the Company shall pay or provide to Employee the Base Salary accrued through the date of termination, and any applicable benefits as provided under the corresponding plans, including accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. Employee shall be entitled to retain any vested options.  Employee will forfeit any unvested options.  Employee will be entitled to continued health and dental coverage under COBRA.

3.2.2     Death or Complete Disability.  If Employee’s employment is terminated by death or Complete Disability as provided in Section 3.1.2, the Company shall pay or provide to Employee, or to Employee’s heirs, the Base Salary accrued through the date of termination, and any applicable benefits as provided under the corresponding plans, including accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. Employee shall be entitled to retain any vested options.  Employee will forfeit any unvested options. For the purpose of determining the number of vested options, the date of termination under this 3.2.2 shall be assumed to be 12 months after the actual date of termination (i.e. there shall be a 12 month acceleration of vesting).  Employee will be entitled to six (6) months continued health and dental coverage paid for by the Company and then will be eligible to continue coverage through COBRA.

3.2.3     Without Cause or With Good Reason.  If the Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, the Company shall pay or provide to the Employee: (a) (i) the Base Salary accrued through the date of termination, and (ii) any applicable benefits as provided under the corresponding plans, including accrued and unused vacation earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings; plus (b) an amount equal to the Base Salary to which Employee would be eligible to receive in the event he had remained employed through the end of the Term, and any applicable benefits as provided under the corresponding plans, including accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, such payments to be made at the times and in the amounts that the Base Salary would have been paid had this Agreement not been so terminated.  In the case of termination without Cause, Employee shall be entitled to retain all vested and unvested options.   In the case of termination for Good Reason, Employee shall be entitled to retain all vested options. For the purpose of determining the number of vested options, the date of termination under this 3.2.3 shall be assumed to be 12 months after the actual date of termination (i.e. there shall be a 12 month acceleration of vesting).  For the purposes of this 3.2.3, the JBI Share Price shall equal the weighted average share price in the six months prior to the termination.  The Employee will be entitled to six (6) months continued health and dental coverage paid for by the Company and then will be eligible to continue coverage through COBRA.

3.3     Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

3.3.1     Complete Disability.  “Complete Disability” shall mean the inability of the Employee to perform the Employee’s essential duties under this Agreement, whether with or without reasonable accommodation, because the Employee has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Employee becomes disabled, the term “Complete Disability” shall mean the inability of the Employee to perform the Employee’s essential duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician reasonably acceptable to the Board, determines to have incapacitated the Employee from satisfactorily performing all of the Employee’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive).

3.3.2     Cause.  “Cause” for the Company to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events:

(a)	the Employee’s conviction of any felony or crime involving moral turpitude;

(b)
the Employee’s engaging or in any manner participating in any material act of intentional misconduct against the Company, or its employees, agents or customers, including but not limited to fraud or the use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Company’s Board of Directors to be so used or appropriated; or,

(c)	the Employee’s refusal to implement or follow a lawful policy or directive of the Company following a written request or order to do so.

3.3.3     Good Reason.  “Good Reason” shall mean the Employee’s termination of his employment upon the occurrence of a material reduction in the Employee’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction.   Provided, however that, such termination by the Employee shall only be deemed for Good Reason pursuant to the foregoing definition if: (a) the Employee gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first notice to the Employee of the occurrence of the condition(s) that the Employee believes constitutes Good Reason, which notice shall describe such condition(s);and (b) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice.

ARTICLE IV – CONFIDENTIAL INFORMATION;
NON-INTERFERENCE; NON-COMPETITION

4.1     Trade Secrets.  During the course of Employee's employment, Employee may receive, develop, otherwise acquire, have access to or become acquainted with trade secrets or other confidential information relating to the business of Company (collectively called "Confidential Information").  In this regard, Employee understands and agrees that the term "Confidential Information" shall include, but not be limited to:  names and addresses of members, customers, employees or applicants for employment; methods of operation; all manuals, books, and notes regarding Company's products and services; all drawings, designs, patterns, devices, methods, techniques, compilations, processes, product specifications, future plans, financial information, cost and pricing information, computer programs, formulas, and equations; the names, buying habits or practices and preferences of any of Company's members or customers; the cost to Company of supplying its products and services; written business records, files, documents, specifications, plans, and compilations of information concerning the business of Company; reports, correspondence, records, account lists, price lists, budgets, indexes, invoices, and telephone records.

4.2     Non-Disclosure.  Employee shall not, at any time whatsoever, either during the term of this Agreement or after its termination, disclose to others, either directly or indirectly, or take or use for Employee's own competitive purposes or the competitive purposes of others, either directly or indirectly, any Confidential Information, knowledge or data of Company.

4.3     Special Relief.  Employee understands and acknowledges that the Confidential Information of Company is a special, unique, unusual, extraordinary, and intellectual in character, which gives it a particular value, the loss of which cannot be reasonably compensated in damages in an action at law.  Employee understands and acknowledges that in addition to any other rights or remedies that Company may possess, Company shall be entitled to injunctive and other equitable relief to prevent a breach of any provision of this Article IV of this Agreement by Employee.

4.4     Non-Interference.  Employee shall not now or in the future disrupt, damage, impair, interfere with, or otherwise harm Company, its business or other interests in any way, including, without limit, doing any of the following: (i) inducing an employee to leave the Company's employ; (ii) inducing a consultant, sales representative or independent contractor to sever that person's relationship with the Company; (iii) disrupt the Company's relationship with a customer, vendor or anyone else.

ARTICLE V – ARBITRATION OF DISPUTES

5.1     Arbitration.  Any dispute over the validity, enforcement, scope, breach or interpretation of this Agreement and any dispute of any kind whatsoever between Employee and Company, if any, shall be submitted and resolved in final and binding arbitration before a single arbitrator through the American Arbitration Association ("AAA") pursuant to the provisions of the AAA Employment Arbitration Rules or successor rules then in effect, applicable to individually negotiated agreements; except, no arbitrator shall have jurisdiction to grant any remedy or relief that would have been unavailable to the parties had the matter been heard in court in accordance with applicable law, including, but not limited to, awards of attorney's fees and costs.

ARTICLE VI – MISCELLANEOUS PROVISIONS

6.1     Indemnification.  The Employee shall be indemnified to the extent permitted by the Company’s organizational documents and by-laws in effect at the time of this Agreement and to the extent permitted by law.

6.2     Interpretation.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law.  If any provision of this Agreement is found to be invalid or unenforceable, the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and a suitable and equitable provision shall be substituted to carry out, so far as may be enforceable and valid, the intent and purpose of the invalid or unenforceable provision.  This Agreement shall be construed whenever possible to comply with all applicable laws, and the rights and obligations of the parties shall be enforced to the fullest extent possible.

6.3     Assignment And Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, personal representatives, administrators and legal representatives.  Because of the unique and personal nature of the Employee's duties under this Agreement, however, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Employee.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.  Any successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

6.4     Construction And Interpretation.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  All parties have cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

6.5     Voluntary Agreement.  Employee acknowledges and agrees that he is fully aware that he may discuss any and all aspects of this Agreement with an attorney of his choice, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

6.6     Counterparts.  This Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

6.7     Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties and supersedes any and all other agreements, communications, understandings, promises, stipulations, arrangements, whether any of the same are either oral or in writing, or express or implied, between the parties hereto with respect to the subject matter hereof, including, but not limited to, any implied-in-law or implied-in-fact covenants or duties relating to employment or the termination of employment.  No change to or modification of this Agreement shall be valid or binding unless the same shall be in writing and signed by Employee and Company.

6.8     Governing Law.  The validity and effect of this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, exclusive of its conflict of law rules.

IN WITNESS WHEREOF, the parties hereto acknowledge that they have read this Agreement, fully understand it, and have freely and voluntarily entered into it as of the effective date stated above.

DATED: June 22, 2012	/s/ TONY BOGOLIN
TONY BOGOLIN

DATED: June 22, 2012	JBI, INC.,
a Nevada corporation

By:	/s/ Kevin Rauber
Name: Kevin Rauber
Title: Chief Executive Officer

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